Exhibit 99.1

Global Partners Reports Third-Quarter 2016 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--November 7, 2016--Global Partners LP (NYSE:GLP) today reported financial results for the third quarter ended September 30, 2016.

“In our Gasoline Distribution and Station Operations segment, we generated a solid product margin of $136.8 million in the quarter, a result comparable to the strong margin achieved in the same period last year,” said Eric Slifka, President and Chief Executive Officer of Global Partners. “Through the end of Q3, this year we have finalized a $63.5 million sale-leaseback transaction and have completed the sale of certain non-strategic gasoline stations and convenience stores for a total of $57.7 million, which includes the sale of 30 sites in Western New York and Pennsylvania to Mirabito Holdings. In addition, we have added 22 leased gasoline stations and c-stores to our retail portfolio and are proceeding with the sale of other non-strategic retail sites through NRC Realty & Capital Advisors.

“Within our Wholesale segment, gasoline and gasoline blendstocks product margin tripled in the quarter to $21.5 million, as we continued to capitalize on favorable market opportunities and leverage our storage capacity across the Northeast.

“As a result of the uncertainty surrounding the crude oil markets, in the third quarter we recorded a significant non-cash goodwill and long-lived asset impairment charge related to our Wholesale segment that negatively impacted our financial results,” Slifka said.

Financial Results Summary

Global’s financial results for the three months ended September 30, 2016 were impacted by the following:

  a $147.8 million non-cash goodwill and long-lived asset impairment related to the Partnership’s Wholesale reporting unit. The Partnership recognized these impairment charges due to the challenges associated with the crude oil market, including the uncertain timing of any recovery in crude oil prices and differentials, and fixed costs to operate that line of business.
  a $7.5 million net loss on sale and disposition of certain retail gasoline assets.

The net loss attributable to the Partnership for the third-quarter of 2016 was $119.6 million, or $3.54 per limited partner unit, compared with third-quarter 2015 net income of $8.2 million, or $0.16 per diluted limited partner unit. Excluding the net loss on sale and disposition of assets and impairment charges, the net loss attributable to the Partnership for the third quarter of 2016 would have been $82,000.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2016 was negative $67.8 million, compared with EBITDA of $59.3 million for the comparable period of 2015. Adjusted EBITDA, which is EBITDA adjusted for the loss on sale and disposition of assets and impairment charges was $51.6 million for the third quarter of 2016 versus $60.0 million for the comparable period of 2015.

Distributable cash flow for the third quarter of 2016 was negative $100.2 million, compared with distributable cash flow of $29.6 million for the same period of 2015. Excluding the net loss on sale and disposition of assets and impairment charges in both periods, distributable cash flow would have been $19.3 million and $30.3 million for the three months ended September 30, 2016 and 2015, respectively.

Gross profit for the third quarter of 2016 was $132.6 million, compared with $152.3 million for the comparable period of 2015. Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $157.2 million and $178.7 million for the third quarters of 2016 and 2015, respectively.

The Gasoline Distribution and Station Operations (GDSO) segment product margin was $136.8 million versus $137.3 million in the third quarter of 2015.

Wholesale segment product margin was $16.1 million, compared with $35.3 million in the third quarter of 2015, as favorable market conditions in wholesale gasoline were more than offset by negative crude oil product margin of $16.8 million. The crude oil margin primarily reflected tighter differentials, the absence of logistics nominations from one particular contract customer and fixed costs with respect to contracted barges, pipeline commitments and railcar leases. Due to the absence of third quarter 2016 nominations by that customer, the Partnership expects additional revenue of approximately $8.2 million by December 31, 2016 related to the take-or-pay nature of the contract. Revenue from this contract in the fourth quarter of 2016 will reflect those amounts owed for the lack of nominations during the year, which through the first three quarters of 2016 totals $19.8 million.

Commercial segment product margin was $4.2 million in the third quarter of 2016, compared with $6.1 million for the same period in 2015, primarily due to a decrease in bunkering activity.

Sales for the third quarter of 2016 were $2.0 billion, compared with $2.5 billion for the same period in 2015 due to a decline in prices and volume sold. Wholesale segment sales were $947.7 million, compared with $1.3 billion for the third quarter of 2015. Sales in the GDSO segment were $920.3 million versus $1.0 billion for the same period in 2015. Commercial segment sales were $162.1 million, compared with $161.5 million for the third quarter of 2015.

Wholesale segment volume was 687.5 million gallons in the third quarter of 2016, compared with 852.2 million gallons for the same period of 2015, primarily due to a decline in crude oil and, to a lesser extent, Wholesale gasoline and gasoline blendstocks.

Volume in the GDSO segment was 415.1 million gallons for the third quarter of 2016, compared with 405.9 million gallons in the third quarter of 2015, primarily attributable to the expansion of the Partnership’s portfolio, including the 22 sites in Western Massachusetts.

Commercial segment volume was 121.9 million gallons, compared with 103.3 million gallons for the third quarter of 2015.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and nine months ended September 30, 2016 and 2015.

Recent Developments

  Global’s Board of Directors announced a quarterly cash distribution of $0.4625 per unit, or $1.85 per unit on an annualized basis, on all of its outstanding common units for the period from July 1 to September 30, 2016. The distribution will be paid November 14, 2016 to unitholders of record as of the close of business on November 8, 2016.
  The Partnership completed the sale of 30 non-strategic gasoline stations and convenience stores in New York and Pennsylvania to Mirabito Holdings, Inc. for approximately $40.0 million. The transaction includes long-term supply contracts for branded and unbranded gasoline and other petroleum products.

Business Outlook

Based on its results through the first nine months of 2016 Global expects to achieve full-year EBITDA above the mid-point of its guidance of $170 million to $200 million, which guidance excludes the gain or loss on the sale and disposition of assets and any impairment charges. The Partnership’s guidance and future performance are based on assumptions regarding market conditions such as the crude oil market, business cycles, demand for petroleum products and renewable fuels, utilization of assets and facilities, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve, which could influence quarterly financial results. The Partnership believes these assumptions are reasonable given currently available information and its assessment of historical trends. Because Global’s assumptions and future performance are subject to a wide range of business risks and uncertainties, the Partnership can provide no assurance that actual performance will fall within guidance ranges.

Financial Results Conference Call

Management will review the Partnership’s third-quarter 2016 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil, natural gas and propane, as well as convenience store sales, gasoline station rental income and revenue generated from the Partnership’s logistics activities when it engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil, natural gas and propane and all associated costs including shipping and handling costs to bring such products to the point of sale, as well as product costs related to convenience store items and costs associated with the Partnership’s logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of Global Partners’ consolidated financial statements to assess the Partnership’s business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels, crude oil, natural gas and propane, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA adjusted for the gain or loss on the sale and disposition of assets and impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on their investment. Distributable cash flow as defined by our partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of our general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in our partnership agreement determines our ability to make cash distributions on our incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in our partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain or support an increase in quarterly cash distribution. Our partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, our distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

A publicly traded midstream logistics and marketing master limited partnership, Global Partners owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast. Global also is one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. The Partnership is engaged in the transportation of crude oil and other products by rail from the mid-continental U.S. and Canada to the East and West Coasts for distribution to refiners and others. With approximately 1,500 locations, primarily in the Northeast, Global also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global is No. 276 in the Fortune 500 list of America’s largest corporations. For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per unit data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2016	2015	2016	2015
Sales	$2,030,198	$2,486,203	$5,927,209	$8,145,407
Cost of sales	1,897,587	2,333,904	5,535,197	7,680,362
Gross profit	132,611	152,299	392,012	465,045

Costs and operating expenses:
Selling, general and administrative expenses	36,705	42,480	108,329	136,657
Operating expenses	70,591	77,309	218,718	218,133
Amortization expense	2,260	2,319	7,128	10,730
Net loss on sale and disposition of assets	7,486	680	13,966	1,330
Goodwill and long-lived asset impairment	147,817	-	149,972	-
Total costs and operating expenses	264,859	122,788	498,113	366,850

Operating (loss) income	(132,248)	29,511	(106,101)	98,195

Interest expense	(21,197)	(20,643)	(65,192)	(51,057)

(Loss) income before income tax expense	(153,445)	8,868	(171,293)	47,138

Income tax expense	(3,138)	(722)	(1,668)	(969)

Net (loss) income	(156,583)	8,146	(172,961)	46,169

Net loss (income) attributable to noncontrolling interest	37,032	66	39,076	(324)

Net (loss) income attributable to Global Partners LP	(119,551)	8,212	(133,885)	45,845

Less: General partner's interest in net (loss) income, including
incentive distribution rights (1)	(801)	2,832	(897)	7,682

Limited partners' interest in net (loss) income	$(118,750)	$5,380	$(132,988)	$38,163

Basic net (loss) income per limited partner unit (2)	$(3.54)	$0.16	$(3.97)	$1.20

Diluted net (loss) income per limited partner unit (2)	$(3.54)	$0.16	$(3.97)	$1.20

Basic weighted average limited partner units outstanding	33,531	33,531	33,522	31,733

Diluted weighted average limited partner units outstanding (3)	33,531	33,653	33,522	31,909

(1) The General Partner interest was 0.67% for the three months ended September 30, 2016 and 2015 and for the nine months ended September 30, 2016. As a result of the June 2015 issuance of 3,000,000 common units, the general partner interest was, based on a weighted average, 0.73% for the nine months ended September 30, 2015.

(2) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

(3) Basic units were used to calculate diluted net loss per limited partner unit for the three and nine months ended September 30, 2016, as using the effects of phantom units would have an anti-dilutive effect on net income per limited partner unit.

GLOBAL PARTNERS LP CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	September 30, 2016	December 31, 2015

Assets
Current assets:
Cash and cash equivalents	$14,943	$1,116
Accounts receivable, net	281,008	311,354
Accounts receivable - affiliates	2,335	2,578
Inventories	438,254	388,952
Brokerage margin deposits	18,681	31,327
Derivative assets	24,563	66,099
Prepaid expenses and other current assets	73,665	65,609
Total current assets	853,449	867,035

Property and equipment, net	1,128,765	1,242,683
Intangible assets, net	67,586	75,694
Goodwill	299,057	435,369
Other assets	35,663	42,894

Total assets	$2,384,520	$2,663,675

Liabilities and partners' equity
Current liabilities:
Accounts payable	$231,241	$303,781
Working capital revolving credit facility - current portion	168,000	98,100
Environmental liabilities - current portion	5,329	5,350
Trustee taxes payable	83,883	95,264
Accrued expenses and other current liabilities	63,107	60,328
Derivative liabilities	24,491	31,911
Total current liabilities	576,051	594,734

Working capital revolving credit facility - less current portion	150,000	150,000
Revolving credit facility	180,800	269,000
Senior notes	658,497	656,564
Environmental liabilities - less current portion	60,552	67,883
Financing obligations	152,378	89,790
Deferred tax liabilities	72,907	84,836
Other long-term liabilities	55,850	56,884
Total liabilities	1,907,035	1,969,691

Partners' equity
Global Partners LP equity	472,164	647,789
Noncontrolling interest	5,321	46,195
Total partners' equity	477,485	693,984

Total liabilities and partners' equity	$2,384,520	$2,663,675

GLOBAL PARTNERS LP FINANCIAL RECONCILIATIONS (In thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2016	2015	2016	2015
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$21,529	$7,157	$64,503	$54,694
Crude oil	(16,818)	15,719	(28,839)	67,804
Other oils and related products	11,435	12,389	52,488	53,801
Total	16,146	35,265	88,152	176,299
Gasoline Distribution and Station Operations segment:
Gasoline distribution	88,111	88,297	220,497	203,205
Station operations	48,729	49,047	140,921	130,836
Total	136,840	137,344	361,418	334,041
Commercial segment	4,176	6,088	16,566	24,669
Combined product margin	157,162	178,697	466,136	535,009
Depreciation allocated to cost of sales	(24,551)	(26,398)	(74,124)	(69,964)
Gross profit	$132,611	$152,299	$392,012	$465,045

Reconciliation of net (loss) income to EBITDA and Adjusted EBITDA
Net (loss) income	$(156,583)	$8,146	$(172,961)	$46,169
Net loss (income) attributable to noncontrolling interest	37,032	66	39,076	(324)
Net (loss) income attributable to Global Partners LP	(119,551)	8,212	(133,885)	45,845
Depreciation and amortization, excluding the impact of noncontrolling interest	27,391	29,744	83,073	82,003
Interest expense, excluding the impact of noncontrolling interest	21,197	20,643	65,192	51,055
Income tax expense	3,138	722	1,668	969
EBITDA	(67,825)	59,321	16,048	179,872
Net loss on sale and disposition of assets	7,486	680	13,966	1,330
Goodwill and long-lived asset impairment	147,817	-	149,972	-
Goodwill and long-lived asset impairment attributable to noncontrolling interest	(35,834)	-	(35,834)	-
Adjusted EBITDA	$51,644	$60,001	$144,152	$181,202

Reconciliation of net cash provided by (used in) operating activities to EBITDA and Adjusted EBITDA
Net cash provided by (used in) operating activities	$74,143	$51,840	$14,160	$(5,392)
Net changes in operating assets and liabilities and certain non-cash items	(202,201)	(12,885)	(100,647)	137,610
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	35,898	(999)	35,675	(4,370)
Interest expense, excluding the impact of noncontrolling interest	21,197	20,643	65,192	51,055
Income tax expense	3,138	722	1,668	969
EBITDA	(67,825)	59,321	16,048	179,872
Net loss on sale and disposition of assets	7,486	680	13,966	1,330
Goodwill and long-lived asset impairment	147,817	-	149,972	-
Goodwill and long-lived asset impairment attributable to noncontrolling interest	(35,834)	-	(35,834)	-
Adjusted EBITDA	$51,644	$60,001	$144,152	$181,202

Reconciliation of net (loss) income to distributable cash flow
Net (loss) income	$(156,583)	$8,146	$(172,961)	$46,169
Net loss (income) attributable to noncontrolling interest	37,032	66	39,076	(324)
Net (loss) income attributable to Global Partners LP	(119,551)	8,212	(133,885)	45,845
Depreciation and amortization, excluding the impact of noncontrolling interest	27,391	29,744	83,073	82,003
Amortization of deferred financing fees and senior notes discount	1,868	1,824	5,506	5,162
Amortization of routine bank refinancing fees	(1,168)	(1,134)	(3,413)	(3,381)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(8,742)	(9,009)	(20,854)	(20,110)
Distributable cash flow (1)(2)	$(100,202)	$29,637	$(69,573)	$109,519

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow
Net cash provided by (used in) operating activities	$74,143	$51,840	$14,160	$(5,392)
Net changes in operating assets and liabilities and certain non-cash items	(202,201)	(12,885)	(100,647)	137,610
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	35,898	(999)	35,675	(4,370)
Amortization of deferred financing fees and senior notes discount	1,868	1,824	5,506	5,162
Amortization of routine bank refinancing fees	(1,168)	(1,134)	(3,413)	(3,381)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(8,742)	(9,009)	(20,854)	(20,110)
Distributable cash flow (1)(2)	$(100,202)	$29,637	$(69,573)	$109,519

(1) As defined by our partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow includes a net loss on sale and disposition of assets of $7.5 million and $0.7 million for the three months ended September 30, 2016 and 2015, respectively, and $14.0 million and $1.3 million for the nine months ended September 30, 2016 and 2015, respectively. Distributable cash flow also includes a net goodwill and long-lived asset impairment of $112.0 million ($147.8 million attributed to the Partnership offset by $35.8 million attributed to the noncontrolling interest) and $0 for the three months ended September 30, 2016 and 2015, respectively, and $114.1 million ($150.0 million attributed to the Partnership and $35.8 million attributed to the noncontrolling interest) and $0 for the nine months ended September 30, 2016 and 2015, respectively. Excluding the net loss on sale and disposition of assets and the net goodwill and long-lived asset impairment, distributable cash flow would have been $19.3 million and $30.3 million for the three months ended September 30, 2016 and 2015, respectively, and $58.5 million and $110.8 million for the nine months ended September 30, 2016 and 2015, respectively.

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Global Partners LP
Edward J. Faneuil, 781-894-8800
Executive Vice President, General Counsel and Secretary